UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2008 (January 3, 2008)

ASPREVA PHARMACEUTICALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	000-51169	98-0435540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1203-4464 Markham Street Victoria, British Columbia, Canada	V8Z 7X8
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (250) 744-2488

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On January 3, 2008, pursuant to a plan of arrangement (the “Plan of Arrangement”) approved by the British Columbia Supreme Court under section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”), Galenica AG, through its wholly-owned subsidiary, Galenica Canada Ltd. (“Galenica Canada”), acquired all of the issued and outstanding shares of common stock of Aspreva Pharmaceuticals Corporation (“Aspreva”).  Pursuant to the Combination Agreement among Galenica AG, Galenica Canada and Aspreva, dated October 17, 2007 (the “Combination Agreement”), at the effective time of the Plan of Arrangement, each outstanding share of Aspreva common stock was converted into the right to receive an amount in cash equal to $26.00 per share, and each outstanding option to acquire shares of Aspreva common stock was converted into the right to receive, with respect to each share of Aspreva common stock underlying such option, a cash payment equal to the excess, if any, of US$26.00 over the exercise price payable under such option.  As a result of the completion of the Plan of Arrangement, Aspreva became a wholly-owned subsidiary of Galenica AG. Promptly after the Plan of Arrangement became effective, Galenica Canada and Aspreva were amalgamated.

A copy of the press release dated January 3, 2008 announcing the completion of the Plan of Arrangement is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

The information set forth in Item 2.01 above in this Current Report is incorporated by reference herein.  As a result of the completion of the Plan of Arrangement, on January 3, 2008, Aspreva notified the Nasdaq Global Select Market (“Nasdaq”) that the completion of the Plan of Arrangement had occurred and requested that Nasdaq suspend trading of Aspreva common shares and file with the U.S. Securities and Exchange Commission (the “SEC”) an application on Form 25 to report the delisting of Aspreva common shares from Nasdaq.  Nasdaq subsequently suspended trading of Aspreva common shares and, on January 3, 2008, filed an application on Form 25 with the SEC.

Item 5.01 Changes in Control of Registrant

As a result of the completion of the Plan of Arrangement, Aspreva became a wholly-owned subsidiary of Galenica AG. The aggregate consideration paid pursuant to the Plan of Arrangement and the Combination Agreement was approximately US$943,213,794.76 and was financed by term and revolving credit facilities of US$950,000,000 and CHF150,000,000 from certain lenders pursuant to a facility agreement dated as of October 31, 2007 among Galenica AG and Galenica Canada as original borrowers, Galenica AG, Galenica Canada and Galenica Finance Limited as the original guarantors, The Royal Bank of Scotland plc as mandated lead arranger, The Royal Bank of Scotland plc as the original lender, and The Royal Bank of Scotland plc as agent of the arranger and any additional lenders.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Prior to the effective time of the Plan of Arrangement, J. William Freytag, Richard Glickman, Ronald Hunt, Julia G. Levy, Dr. George Milne, R. Hector MacKay-Dunn, Q.C., Arnold Oronsky, Dr. William Hunter, Noel Hall and Kirk Calhoun all resigned as directors of Aspreva. In addition, prior to the effective time of the Plan of Arrangement, the following individuals all resigned as officers of Aspreva: J. William Freytag, Chairman and Chief Executive Officer; Noel Hall, President; Bruce Cousins, Executive Vice President and Chief Financial Officer; Usman Azam, Executive Vice President and Chief Medical Officer; Charles Goulburn, Executive Vice President, Global Pharmaceuticals Operations; Paul Brennan, Senior Vice President, Business Development; and Darcy O’Grady, Vice President, Global Human Resources.

Promptly after the Plan of Arrangement became effective, Philippe Weigerstorfer, Fritz Hirsbrunner and Jorg Kneubuhler were appointed directors of Aspreva, Fritz Hirsbrunner was appointed President of Aspreva and Rolf Henzi was appointed Secretary of Aspreva.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

As a result of the amalgamation of Galenica Canada and Aspreva, the two corporations continued as one amalgamated corporation with the Notice of Articles and Articles of Galenica Canada.

Item 8.01 Other Events

On January 3, 2008, Aspreva issued a press release announcing the completion of the Plan of Arrangement.  A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release issued by Aspreva Pharmaceuticals Corporation, dated January 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 8, 2008

ASPREVA PHARMACEUTICALS
CORPORATION

By:	/s/ Philippe Weigerstorfer
	Name:	Philippe Weigerstorfer
	Title:	Director

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Aspreva Pharmaceuticals Corporation, dated January 3, 2008.